JOINT INSURED BOND AGREEMENT


This Agreement is made the 11th day of November, 2006 by and between Firsthand Funds, a Delaware statutory trust (the "Firsthand Trust"), and Black Pearl Funds, a Delaware statutory trust (the "Black Pearl Trust") (collectively, the "Joint Insureds").

                                   WITNESSETH:

WHEREAS, each of the Firsthand Trust and the Black Pearl Trust are registered management investment companies; and

WHEREAS, the Firsthand Trust and the Black Pearl Trust are named insureds under a certain fidelity bond with Federal Insurance Company (the "Insurer") with fidelity coverage of $1,000,000 (the "Bond"), for the one year term commencing November 30, 2006 through November 30, 2007 and which Bond is intended to be in full compliance with Rule 17g-1 under the Investment Company Act of 1940; and

WHEREAS, the board of trustees of the Firsthand Trust and the Black Pearl Trust (collectively, the "Boards"), including a majority of each of the Boards who are not "interested persons" of such investment company as defined in Section
2(a)(19) of the Investment Company Act of 1940, as amended, has authorized and approved, pursuant to Rule 17g-1, a joint insured bond; and

WHEREAS, the Joint Insureds, pursuant to Rule 17g-1(f), are required to enter into an agreement dealing with, among other things, their respective rights under the bond in the event of a loss thereunder.

NOW, THEREFORE, the parties hereto agree as follows:

     1. As often as their fiduciary duties require but, in the case of each registered management investment company, not less than once every twelve months, the Boards of the Joint Insureds, including a majority of the Boards of each registered management investment company who are not "interested persons" of such investment company as defined in
          Section 2(a)(19) of the Investment Company Act of 1940 shall, with due consideration to all relevant factors, approve the form, amount and coverage of the joint insured bond, including the portion of the premium to be paid by such company, which shall meet the requirements of Rule 17g-1.

     2. The premium payable on the joint insured bond shall be allocated between the Joint Insureds pro rata based on gross assets in each respective trust.

     3. In the event recovery is received under the joint insured bond as a result of a loss sustained by one or more of the Joint Insureds, the registered management investment company, if any, sustaining the loss shall receive an equitable and proportionate share of the recovery but at least equal to the amount which it would have received had it provided and maintained a


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          single  insured  bond  with  the  minimum  coverage  required  by Rule
          17g-1(d)(1).

     4. Each Joint Insured which is a registered management investment company shall comply with the filing and notification requirements of Rule 17g-1(g) during the term of this Agreement.

     5. This Agreement is effective as of the date first written above. Within 60 days prior to the anniversary date of any joint insured bond issued in connection with this Agreement, any party hereto may, upon written notice to the other parties, terminate its participation hereunder. This Agreement shall terminate upon the mutual written consent of each party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf as of the day and year first written above.




                                            FIRSTHAND FUNDS

                                            By:  /s/ Kevin Landis
                                                 --------------------------
                                            Name:   Kevin Landis
                                            Title:  President



                                            BLACK PEARL FUNDS


                                            By:  /s/ Kevin Landis
                                                 --------------------------
                                            Name:   Kevin Landis
                                            Title:  President